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                                                               EXHIBIT (A)(5)(G)

                                                                          [LOGO]

                                     URGENT

1. To sell your Units to us in our $360 per Unit Offer you must sign the BLUE Letter of Transmittal and complete the attached Substitute Form W-9. RETURN THE COMPLETED BLUE LETTER OF TRANSMITTAL AS SOON AS POSSIBLE AND NOT LATER THAN NOVEMBER 15, 2001. You may return it by:

     - faxing it to Alpine Fiduciary Services, Inc. to (201) 460-2889 or

     - mailing it in the accompanying WHITE envelope.

2. In addition, if you have tendered your Units to C3 Capital, to tender to us you must withdraw your tender to C3 Capital. You should complete and sign (with a medallion signature guarantee) the ORANGE Notice of Withdrawal. YOU MUST RETURN THE ORANGE NOTICE OF WITHDRAWAL AS SOON AS POSSIBLE AND NOT LATER THAN NOVEMBER 2, 2001. You may return it by:

     - faxing it to P.H. Holdings Inc. to (949) 719-1164 or

     - mailing it in the accompanying ORANGE envelope.

     A copy of the Notice of Withdrawal should also be sent or transmitted to Alpine Fiduciary Services, Inc. c/o Georgeson Shareholder Communications Inc., at P.O. Box 2065, S. Hackensack, N.J. 07606-2065 (if by mail), 111 Commerce Road, Carlstadt, N.J. 07072, Attn.: Reorg Dept. (if by overnight courier) or to (201) 460-2889 (if by fax).

3. Call Georgeson Shareholder Communications Inc. toll-free at (800) 223-2064, if you have any questions.